Exhibit 5(a)



CONTACT:                      -or- ITI's INVESTOR RELATIONS
                                   COUNSEL:

Insituform Technologies, Inc.      The Equity Group Inc.
Anthony W. Hooper, Pres. & CEO     Linda Latman
(901) 759-7473                     (212) 836-9609

                      FOR IMMEDIATE RELEASE

     MEMPHIS, TN--November 18, 1996--Insituform Technologies, Inc. (Nasdaq National Market; INSUA) (the "Company") today announced that Jerome Kalishman, formerly Vice Chairman of the Board, has been elected Chairman, succeeding James D. Krugman. The Company also announced that Anthony W. Hooper, formerly Senior Vice President-Marketing and Technology, has been elected President and Chief Executive Officer, and a director, replacing Jean-Paul Richard, who resigned to become President and Chief Executive Officer of AGCO Corporation.

     Jerome Kalishman stated, "We are sorry to see Jean-Paul
Richard leave the Company, but believe that the management team led by Tony Hooper will continue the progress heretofore made and allow us to realize the full benefits from last year's merger with Insituform Mid-America, Inc. We look forward with confidence and optimism."

     Mr. Kalishman served as Vice Chairman of the Board of the Company since the consummation of the Company's combination with Insituform Mid-America, Inc. ("IMA") in October 1995. Mr.
Kalishman was Chairman and Chief Executive Officer of IMA from 1986 until the completion of such transaction.

     Mr. Hooper served as the Company's Senior Vice President-Marketing and Technology since August 1994, having joined the Company as Senior Vice President-Marketing in November 1993. From 1991 until joining the Company, Mr. Hooper was President of Huyck Formex/Weavexx Corporation, a North Carolina industrial textile and process equipment manufacturer, wholly-owned by BTR plc. From 1988 to 1991, Mr. Hooper was employed by Sprout Bauer, Inc., an industrial machinery and systems manufacturer owned by Combustion Engineering, Inc., where he was Vice President-Marketing before becoming President of the Pulp and Paper Division. From 1975 through 1988 (when 30% of such company was purchased by Combustion Engineering), Mr. Hooper was employed by S.W. Hooper Corporation, a manufacturer of pulping equipment and systems, where he last was Chief Executive Officer. Prior to 1976, Mr. Hooper worked for Aluminum Company of Canada, first as a Project Engineer and later as a Financial Planner/Analyst.

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     Insituform Technologies, Inc. is a worldwide provider of
proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipe. The Company owns the rights to the Insituform and NuPipe processes and exercises the exclusive rights in substantially all of North America to the PALTEM system and certain other products under a license from Ashimori Industry Co., Ltd. The Company also owns the worldwide rights to the Tite Liner process used primarily to protect or restore pipes affected by abrasion or corrosion.
Through its Affholder, Inc. subsidiary, the Company is also engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, the Company provides cost-effective solutions for problems caused by deteriorated pipe systems.